Exhibit 10.2

MASTER REPURCHASE AGREEMENT

Dated as of February 28, 2008

Between:

CITIGROUP GLOBAL MARKETS REALTY CORP., as Buyer,

and

PHH MORTGAGE CORPORATION, as Seller

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND ACCOUNTING MATTERS	1
3.	THE TRANSACTIONS	18
4.	PAYMENTS; COMPUTATION	21
5.	TAXES; TAX TREATMENT	21
6.	MARGIN MAINTENANCE	22
7.	INCOME PAYMENTS	22
8.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT	23
9.	CONDITIONS PRECEDENT	25
10.	RELEASE OF PURCHASED LOANS	29
11.	RELIANCE	30
12.	REPRESENTATIONS AND WARRANTIES	30
13.	COVENANTS OF SELLER AND GUARANTOR	33
14.	REPURCHASE DATE PAYMENTS	42
15.	REPURCHASE OF PURCHASED LOANS	42
16.	SUBSTITUTION	42
17.	[RESERVED]	44
18.	EVENTS OF DEFAULT	43
19.	REMEDIES	46
20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	48
21.	NOTICES AND OTHER COMMUNICATIONS	48
22.	USE OF EMPLOYEE PLAN ASSETS	48
23.	INDEMNIFICATION	48
24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	49
25.	EXPENSES; REIMBURSEMENT	49
26.	FURTHER ASSURANCES	50
27.	TERMINATION	50
28.	SEVERABILITY	50
29.	BINDING EFFECT; GOVERNING LAW	50
30.	AMENDMENTS	51
31.	SUCCESSORS AND ASSIGNS	51
32.	SURVIVAL	51
33.	CAPTIONS	51
34.	COUNTERPARTS	51
35.	SUBMISSION TO JURISDICTION; WAIVERS	51
36.	WAIVER OF JURY TRIAL	52
37.	ACKNOWLEDGEMENTS	52
38.	HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS	52
39.	ASSIGNMENTS; PARTICIPATIONS	52
40.	SINGLE AGREEMENT	53
41.	INTENT	54
42.	CONFIDENTIALITY	54
43.	SERVICING	54
44.	PERIODIC DUE DILIGENCE REVIEW	56
45.	SET-OFF	57
46.	ENTIRE AGREEMENT	57

i

SCHEDULES

SCHEDULE 1                                Representations and Warranties re: Loans

SCHEDULE 2                                Filing Jurisdictions and Offices

SCHEDULE 3                                Relevant States

SCHEDULE 4                                Subsidiaries

SCHEDULE 5                                Approved Originator List

SCHEDULE 6                                Litigation

EXHIBITS

EXHIBIT A                                Form of Certification

EXHIBIT B                                Form of Custodial Agreement

EXHIBIT C                                Form of Opinion of Counsel to Seller

EXHIBIT D                                Form of Notice of Transaction Notice

EXHIBIT E                                Underwriting Guidelines

EXHIBIT F                                Required Fields for Servicing Transmission

EXHIBIT G                                Required Fields for Loan Schedule

EXHIBIT H                                Form of Confidentiality Agreement

EXHIBIT I                                Form of Instruction Letter

EXHIBIT J                                Form of Master Netting Agreement

EXHIBIT K                                Form of Security Release Certification

ii

MASTER REPURCHASE AGREEMENT, dated as of February 28, 2008, between PHH Mortgage Corporation, a New Jersey Corporation as seller (“Seller”) and Citigroup Global Markets Realty Corp., a New York corporation (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”),

1.	APPLICABILITY

Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which Seller transfers to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller Purchased Loans at a date certain, against the transfer of funds by Seller.  Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS AND ACCOUNTING MATTERS

(a) Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall mean with respect to any Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the Fannie Mae servicing guides including future updates, and in a manner at least equal in quality to the servicing Seller or Seller’s designee provides to mortgage loans which they own in their own portfolio.

“Account Agreement” shall mean with respect to any Additional Collateral Loan, the agreement between the related mortgagor and the related Additional Collateral Servicer pursuant to which such mortgagor granted a security interest in the related Securities Account.

“Account Control Agreement” shall mean the collection account control agreement to be entered into in connection with this Agreement among Buyer, Seller and The Bank of New York, in form and substance acceptable to Buyer to be entered into with respect to the Collection Account, the FNMA Loan Purchase Account and the Citigroup Sub-Account.

“Additional Collateral” shall mean with respect to any Additional Collateral Loan, collateral that consists of either (i) marketable securities owned by the borrower and deposited in a Securities Account held by an Additional Collateral Servicer, subject to a security interest in favor of Seller pursuant to an Additional Collateral Transfer Agreement or (ii) with respect to a loan to a borrower that is subject to a guaranty, (a) marketable securities owned by the guarantor and deposited in an account held by an Additional Collateral Servicer, subject to a first priority security interest in favor of Seller pursuant to an Additional Collateral Transfer Agreement or (b) a home equity line of credit to fund such guaranty that is secured by a lien on residential real estate owned by such guarantor subject to a security interest in favor of Seller pursuant to an Additional Collateral Transfer Agreement; provided, however, that the amount available to be drawn under the home equity line of credit supporting such guaranty must be at least equal to the Original Additional Collateral Requirement for such Additional Collateral Loan.

“Additional Collateral Loan” shall mean a Loan (i) that is secured by additional collateral in the form of a security interest in a Securities Account and identified as such in the Mortgage File required to be provided at the closing thereof, (ii) as to which the related Additional Collateral has a value, as of the date of origination of such Loan, at least equal to the related Original Additional Collateral Requirement, and (iii) that is subject to the terms of this Agreement from time to time

“Additional Collateral Servicer” shall mean with respect to any Additional Collateral Loan, the Broker or entity responsible for administering and servicing the Additional Collateral with respect to such Additional Collateral Loan, approved by Buyer and listed on Schedule 5 hereto.

“Additional Collateral Servicing Agreement” shall mean with respect to any Additional Collateral Loan, the agreement between the related Additional Collateral Servicer and the Seller, including any exhibits thereto, pursuant to which such Additional Collateral Servicer shall service and administer the related Additional Collateral.

“Additional Collateral Transfer Agreement” shall mean with respect to each Additional Collateral Loan, the agreement between the Additional Collateral Servicer and the Seller constitutes an assignment of the Additional Collateral Servicer’s rights to Seller, pursuant to which a first priority security interest in the Additional Collateral and control over the related Securities Account is granted to Seller with respect to such Additional Collateral Loan, in form and substance acceptable to Buyer in its sole discretion and, which may incorporate any related Account Agreement.

 “Additional Purchased Loans” shall have the meaning specified in Section 6(a) hereof.

“Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agencies” shall mean collectively Fannie Mae, Freddie Mac and Ginnie Mae.

“Agency Eligible Loan” shall mean a Loan that is originated in compliance with the Agency Guidelines and is eligible for sale to securitization by Fannie Mae, Freddie Mac or Ginnie Mae.

“Agency Guidelines” shall mean the Ginnie Mae Guidelines, the Fannie Mae Guidelines and the Freddie Mac Guidelines, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time (i) by Ginnie Mae, Fannie Mae or Freddie Mac, as applicable, in the ordinary course of business and, with respect to material amendments, supplements or other modifications, as to which Buyer shall not have reasonably objected within ten (10) days of receiving notice of such or (ii) by Ginnie Mae, Fannie Mae or Freddie Mac, as applicable, at the request of Seller and as to which (x) Seller has given notice to Buyer of any such material amendment, supplement or other modification and (y) Buyer shall not have reasonably objected.

“Agent” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall mean this Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time.

“ALTA” shall mean the American Land Title Association.

“Alt-A Credit Loan” means a Loan originated in accordance with the Underwriting Guidelines for Alt-A product.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property (or the related Cooperative Unit in the case of a Cooperative Loan).

“Approved Originator” means each of the mortgage loan originating institutions approved by listed on Schedule 5 hereto.

 “Approved Title Insurance Company” shall mean a title insurance company that has not been disapproved in writing by Buyer.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

 “Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

 “Broker” shall mean with respect to each Additional Collateral Loan, an entity acting as broker under the related Account Agreement, which is acceptable to the Buyer in its sole discretion.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, are closed, banking and savings and loan institutions in the State of New York, the City of New York or the city or, with respect to any obligations owing to or from the Custodian, the state in which the Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of the Seller on a fully diluted basis at any time or (ii) if at any time, individuals who, at the Effective Date, constituted the Board of Directors of the Seller (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Seller, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Seller then in office.

“Chesapeake Facilities” shall mean the liquidity facility described in that certain Base Indenture, dated as of March 7, 2006, between Chesapeake Funding LLC (now known as Chesapeake Finance Holdings LLC), as Issuer, and JPMorgan Chase Bank, N.A., as Indenture Trustee, as supplemented by that certain Series 2006-1 Indenture Supplement dated as of March 7, 2006 and that certain Series 2006-2 Indenture Supplement dated as of March 7, 2006, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Citigroup Sub-Account” shall have the meaning set forth in Section 13 (jj) hereto.

“Closing Date” shall mean the date of this Agreement hereinabove referenced.

“Collection Account” shall mean the following account established by Seller in accordance with Section 13(ii) for the benefit of Buyer, “Citigroup Global Markets Realty Corp., Inc. - P&I account - Account # ________”.

“Combined Loan-to-Value Ratio” or “CLTV” shall mean:

(i)            with respect to any Loan that was originated as a purchase-money loan, the ratio expressed as a percentage of the following:

(a)           if the related Mortgage File includes an appraisal, (x) the outstanding principal balance of such Loan as of origination plus the outstanding principal balance of any other loan that is secured by a lien on the related Mortgaged Property determined as of that date such ratio is being calculated, divided by (y) the lesser of (1) the Appraised Value of the related Mortgaged Property, (2) the purchase price of the related Mortgaged Property paid by Seller, and (3) any updated valuation of such Mortgaged Property performed by or on the behalf of Buyer; or

(b)           if the related Mortgage File does not include an appraisal, (x) the outstanding principal balance of such Loan as of origination plus the outstanding principal balance of any other loan that is secured by a lien on the related Mortgaged Property determined as of that date such ratio is being calculated, divided by (y) the lesser of (1) the purchase price of the related Mortgaged Property paid by Seller, and (2) any updated valuation of such Mortgaged Property performed by or on the behalf of Buyer.

(ii)           with respect to any Loan that was originated as a refinance loan, or is a Landscape Loan, the ratio expressed as a percentage of the following:

(a)           if the related Mortgage File includes an appraisal, (x) the outstanding principal balance of such Loan as of origination plus the outstanding principal balance of any other loan that is secured by a lien on the related Mortgaged Property determined as of that date such ratio is being calculated, divided by the Appraised Value of the related Mortgaged Property, or

(b)           if the related Mortgage File does not include an appraisal, (x) the outstanding principal balance of such Loan as of origination plus the outstanding principal balance of any other loan that is secured by a lien on the related Mortgaged Property determined as of that date such ratio is being calculated, divided by the estimated value (as determined by Seller in accordance with Seller’s Underwriting Guidelines or applicable Agency Guidelines) of the Mortgaged Property.

“Commitment Fee” shall have the meaning assigned to it in the Pricing Side Letter.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with Seller within the meaning of Section 4001 of ERISA or is part of a group which includes Seller and which is treated as a single employer under Section 414 of the Code.

“Confirmation” shall have the meaning assigned thereto in Section 3(a) hereof.

“Conforming Mortgage Loan” shall mean a Loan which is eligible for sale to Fannie Mae or Freddie Mac and conforms to Agency Guidelines.

“Consolidated Subsidiaries” shall mean all Subsidiaries of the Seller that are required to be consolidated with the Borrower for financial reporting purposes in accordance with GAAP.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Cooperative Corporation” shall mean with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” shall mean a Loan that is secured by a First Lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” shall mean, with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without  limitation the land, separate dwelling units and all common elements.

“Cooperative Shares” shall mean, with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by  a stock certificate.

“Cooperative Unit” shall mean, with respect to a Cooperative Loan, a specific unit in a Cooperative Project.

“Credit Score” shall mean the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores at the time of the origination of a Loan.  If two credit scores are obtained, the Credit Score shall be the lower of the two credit scores.  If three credit scores are obtained, the Credit Score shall be the middle of the three credit scores.

“Custodial Agreement” shall mean the Tri-Party Custody Agreement, to be entered into in connection with this Agreement, among Seller, Buyer and Custodian as the same shall be modified and supplemented and in effect from time to time.

“Custodian” shall mean The Bank of New York Trust Company, N.A., or its successors and permitted assigns, or any successor custodian appointed by the Buyer and Seller to act as custodian under this Agreement.

“Custodian Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Default” shall mean an Event of Default or any event, that, with the giving of notice or the passage of time or both, would become an Event of Default.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dry Loan” shall mean a first or second lien Loan which is underwritten in accordance with the Underwriting Guidelines and as to which the related Mortgage File has been delivered to the Custodian in accordance with the Custodial Agreement.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 44 hereof with respect to any or all of the Loans or Seller or related parties, as desired by Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.

“Effective Loan-to-Value Ratio” or “Effective LTV” means, with respect to any Additional Collateral Loan, a fraction, expressed as a percentage, the numerator of which is the original outstanding principal amount of the related Additional Collateral Loan, less the Original Additional Collateral Requirement, if any, and the denominator of which is the Appraised Value of the related Mortgaged Property at such time, or if the Loan was originated as a purchase-money loan, the purchase price of the Mortgaged Property paid by Seller if such purchase price is less than such Appraised Value.

“Electronic Tracking Agreement” shall mean the electronic tracking agreement among Buyer, Seller, MERSCORP, Inc. and MERS, in form and substance acceptable to Buyer to be entered into in the event that any of the Loans become MERS Loans; provided that if no Loans are or will be MERS Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof.  An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.

“Event of Default” shall have the meaning provided in Section 18 hereof.

“Event of Termination” shall have the meaning set forth in Section 17 herein.

“Event of Termination Rate” shall have the meaning assigned thereto in the Pricing Side Letter.

“Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Exception Report” shall mean the exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“FHA Loan” shall mean an Eligible Loan that is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” shall mean mortgage insurance authorized under Sections 203(b), 213, 221(d)(2), 222, and 235 of the Act and provided by the FHA.

“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA respecting the insurance of an Eligible Loan.

“FHA Regulations” shall mean regulations promulgated by HUD under the Federal Housing Administration Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a first lien on the Mortgaged Property.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Gross Margin” shall mean with respect to each Adjustable Rate Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean PHH Corporation and any successor thereto.

“Guaranty” shall mean the Guaranty Agreement of the Guarantor in favor of Buyer to be entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“Income” shall mean, with respect to any Purchased Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the securitization of such Purchased Loan or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan.  For the avoidance of doubt, the term “Income” shall not include Escrow Payments.

“Indebtedness” shall mean (i) all indebtedness, obligations and other liabilities of the Seller and its Subsidiaries which are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of the Seller and its Subsidiaries, other than (w) accounts payable, accrued expenses and derivatives transactions entered into in the ordinary course of business pursuant to hedging programs, (x) advances from clients obtained in the ordinary course of the relocation management services business of the Seller and its Subsidiaries, (y) current and deferred income taxes and other similar liabilities and (z) minority interest, plus (ii) without duplicating any items included in Indebtedness pursuant to the foregoing clause (i) the maximum aggregate amount of all liabilities of the Seller or any of its Subsidiaries under any guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than the Seller or one of its Subsidiaries and (iii) all other obligations or liabilities of the Seller or any of its Subsidiaries in relation to the discharge of the obligations of any Person other than the Seller or one of its Subsidiaries.

“Index” shall mean with respect to each Adjustable Rate Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

“Instruction Letter” shall mean a letter agreement between Seller and each Subservicer substantially in the form of Exhibit I attached hereto.

“Insurance Proceeds” shall mean with respect to each Loan, proceeds of insurance policies insuring the Loan or the related Mortgaged Property.

“Interest Only Loan” means a Loan which, by its terms, requires the related Mortgagor to make monthly payments of only accrued interest for a certain period of time following origination.  After such interest-only period, the loan terms provide that the Mortgagor’s monthly payment will be recalculated to cover both interest and principal so that such Loan will amortize fully on or prior to its final payment date.

 “Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Jumbo A Credit Loan” means a Loan originated in accordance with the Underwriting Guidelines for Jumbo A product.

“Landscape Loan” shall mean a Conforming Loan that substantially conforms to the Underwriting Guidelines, except (i) maintenance of a PMI Policy may not be required, (ii) the mortgage loan may not be an FHA Loan or VA Loan and (iii) there may not be an appraisal of the related Mortgage Property.

“LIBOR” means the rate determined daily by Buyer on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on such date (rounded up to the nearest whole multiple of 1/16%); provided that if such rate does not appear on Reuters Screen LIBOR01 Page, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion and communicated to Seller.  Notwithstanding anything to the contrary herein, Buyer shall have the sole discretion to re-set LIBOR on a daily basis.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

 “Loan” shall mean a first or second lien, fixed rate or adjustable rate, wet or dry funded residential mortgage loan which shall include, Cooperative Loans, Interest Only Loans, Jumbo A Credit Loans, Landscape Loans or Additional Collateral Loans (including all related Servicing Rights with respect thereto) which the Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents (including but not limited to Additional Collateral Agreements and Surety Bonds in connection with the Additional Collateral Loans) and (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage.

“Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan.

“Loan Schedule” shall mean a hard copy or electronic format incorporating the fields identified on Exhibit G, any other information required by Buyer and any other additional information to be provided pursuant to the Custodial Agreement.

“Loan-to-Value Ratio” or “LTV” shall mean

(i)           with respect to any Loan that was originated as a purchase-money loan, the ratio expressed as a percentage of the following:

(a)           if the related Mortgage File includes an appraisal, (x) the outstanding principal balance of such Loan as of origination, divided by (y) the lesser of (1) the Appraised Value of the related Mortgaged Property, (2) the purchase price of the related Mortgaged Property paid by Seller, and (3) any updated valuation of such Mortgaged Property performed by or on the behalf of Buyer; or

(b)           if the related Mortgage File does not include an appraisal, (x) the outstanding principal balance of such Loan as of origination, divided by (y) the lesser of (1) the purchase price of the related Mortgaged Property paid by Seller, and (2) any updated valuation of such Mortgaged Property performed by or on the behalf of Buyer.

(ii)           with respect to any Loan that was originated as a refinance loan, or is a Landscape Loan, the ratio expressed as a percentage of the following:

(a)           if the related Mortgage File includes an appraisal, (x) the outstanding principal balance of such Loan as of origination, divided by the Appraised Value of the related Mortgaged Property, or

(b)           if the related Mortgage File does not include an appraisal, (x) the outstanding principal balance of such Loan as of origination, divided by the estimated value (as determined by Seller in accordance with Seller’s Underwriting Guidelines or applicable Agency Guidelines) of the Mortgaged Property.

“Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the Margin Percentage to the Repurchase Price (reduced by the amount of any accrued and unpaid Price Differential) for such Transaction as of such date.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Market Value” shall mean the value, determined in good faith by Buyer in its sole reasonable discretion, of the Loans (including the related Servicing Rights) if sold in their entirety to a single third-party purchaser under circumstances where Seller is in default under this Agreement.  Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer.  Buyer shall have the right to mark to market the Loans on a daily basis, which Market Value with respect to one or more of the Loans may be determined to be zero. Seller acknowledges that Buyer’s determination of Market Value is for the limited purpose of determining the value of Purchased Loans which are subject to Transactions hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Loans achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan and servicing due diligence.  The Market Value shall be deemed to be zero with respect to each Loan that is not an Eligible Loan.

“Master Netting Agreement” shall mean the letter agreement among Buyer, Seller, Guarantor and certain Affiliates and Subsidiaries of Buyer and/or Seller and/or Guarantor, in the form attached hereto as Exhibit J.

 “Material Adverse Effect” shall mean a material adverse effect or change in (a) the property, business, operations, condition (financial or otherwise) or performance of Seller or Guarantor, or changes therein that would materially and adversely impact the prospects of Seller or Guarantor, (b) the ability of the Seller or Guarantor to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, (d) the rights and remedies of Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Loans or payment of other amounts payable in connection therewith, (f) the Purchased Items in the aggregate or (g) any Loans in the aggregate which, as of any date of determination, are under consideration for purchase by Buyer hereunder.

“Maximum Aggregate Purchase Price” shall mean $500,000,000.

“Maximum Mortgage Interest Rate” shall mean with respect to each Adjustable Rate Loan, a rate that is set forth on the related Loan Schedule and in the related Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Identification Number” shall mean the eighteen digit number permanently assigned to each MERS Loan.

“MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note, and which is identified as a MERS Loan on the related Schedule.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.

“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a First Lien or Second Lien (as indicated on the Loan Schedule) on either (i) with respect to a Loan other than a Cooperative Loan, the fee simple or leasehold estate in such real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares, which in either case secures the Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” means the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.

“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Negative Amortization” shall mean with respect to a Negative Amortization Loan, that portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related loan for such month and which, pursuant to the terms of the Note, is added to the principal balance of the loan.

“Negative Amortization Loan” shall mean each Loan that may be subject to Negative Amortization.

 “Note” shall mean, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Obligations” shall mean (a) all of Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Seller or Guarantor to Buyer, its Affiliates, the Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Program Documents.

“Original Additional Collateral Requirement” means, with respect to any Additional Collateral Loan, an amount equal to the value of the Additional Collateral required at the time of the origination of such Additional Collateral Loan in order to achieve an Effective LTV equal to a maximum of 70%.

“Participants” shall have the meaning assigned thereto in Section 39 hereof.

“Payment Adjustment Date”  With respect to each Negative Amortization Loan, the date on which Monthly Payments shall be adjusted.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Exceptions” shall mean the following exceptions to lien priority: (i) the lien of current real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (A) referred to or otherwise considered in the appraisal (if any) made for the originator of the Loan or (B) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and (iv) in the case of a Second Lien Loan, a First Lien on the Mortgaged Property.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by either Seller or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 4% per annum, plus (a)(i) the applicable Pricing Rate, or (ii) if no Pricing Rate is otherwise applicable, LIBOR plus (b) the Applicable Margin.

“Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” shall mean the pricing side letter to be entered into in connection with this Agreement between Seller and Buyer, as the same may be amended, supplemented or modified from time to time.

"Prime Loan" shall mean a Loan originated in accordance with the Underwriting Guidelines for prime product.

“Principal” shall have the meaning assigned thereto in Annex I.

“Program Documents” shall mean this Agreement, the Custodial Agreement, any Servicing Agreement, the Master Netting Agreement, the Pricing Side Letter, any Instruction Letter, the Account Control Agreement, the Electronic Tracking Agreement and any other agreement entered into by Seller, on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Loans are sold by Seller to Buyer hereunder.

“Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Items” shall have the meaning assigned thereto in Section 8 hereof.

“Purchased Loans” shall mean the following assets sold by Seller to Buyer in a Transaction: the Loans, together with the related Records and Servicing Rights, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.  The term “Purchased Loans” with respect to any Transaction at any time shall also include Additional Purchased Loans delivered pursuant to Section 6(a) hereof and Substitute Loans delivered pursuant to Section 16 hereof.

“Qualified Insurer” shall mean an insurance company approved as an insurer by Fannie Mae and Freddie Mac.

“Qualified Originator” shall mean (a) Seller, (b) any Approved Originator and (c) any other originator of Loans; provided, that Buyer shall have the right to reject any such originator (in its sole discretion) by delivering written notice to Seller fifteen (15) days prior to ceasing to accept Loans originated by such person.

“Reacquired Loans” shall have the meaning assigned thereto in Section 16.

 “Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Loan.  Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Loan that is a Purchased Loan, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Loan.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.

“Repurchase Date” shall mean the date occurring on (i) the 15th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Transaction Notice and/or the related Confirmation, (iii) the Takeout Repurchase Date or (iv) the date determined by application of Section 17(a) or 19, as applicable.

“Repurchase Price” shall mean the price at which Purchased Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Loans and the Price Differential as of the date of such determination.

“Request and Receipt” shall have the meaning assigned to such term in the Custodial Agreement.

“Required Documents” shall have the meaning set forth in the Custodial Agreement.

“Required Surety Payment” means, with respect to any defaulted Additional Collateral Loan for which a claim is payable under the related Surety Bond under the procedures referred to herein, the lesser of (i) the principal portion of the realized loss with respect to such Loan as determined by the Servicer and (ii) the excess, if any, of (a) the amount of Additional Collateral required at origination with respect to such Loan (but for this purpose, not more than 30% of the original principal balance of the related Additional Collateral Loan) over (b) the net proceeds realized by the Additional Collateral Servicer from the related Additional Collateral.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Renewal Fee” shall have the meaning assigned thereto in the Pricing Side Letter.

“Rescission”  shall mean the right of a Mortgagor to rescind the related Note and related documents pursuant to applicable law.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Second Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a second lien on the Mortgaged Property.

“Second Lien Loan” shall mean an Eligible Loan secured by the lien on the Mortgaged Property, subject only to one prior lien on such Mortgaged Property securing financing obtained by the related Mortgagor and to Permitted Exceptions.

“Securities Account” means, with respect to any Additional Collateral Loan, the account, together with the financial assets held therein, that are the subject of the related Account Agreement.

 “Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit K hereto.

“Servicer” shall mean Seller in its capacity as servicer or master servicer of the Loans.

“Servicing Agreement” shall have the meaning provided in Section 43(c) hereof.

“Servicing File” shall mean with respect to each Loan, the file retained by Seller (in its capacity as Servicer) consisting of all documents that a prudent originator and servicer would have, including copies of the Loan Documents, all documents necessary to document and service the Loans and any and all documents required to be delivered pursuant to any of the Program Documents.

“Servicing Records” shall have the meaning assigned thereto in Section 43(b) hereof.

“Servicing Rights” shall mean contractual, possessory or other rights of Seller or any other Person, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, including the rights: (i) to administer or service Purchased Loans, (ii) to possess related Servicing Records or Records (iii) to receive servicing fees and reimbursement of any servicing advances and (iv) to direct Escrow Payments.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit F.

 “Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Subservicer” shall have the meaning provided in Section 43(c) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Seller.

 “Substitute Loans” has the meaning assigned thereto in Section 16.

“Surety Bond” means, with respect to each Additional Collateral Loan, the surety bond issued by the related Surety Bond Issuer covering such Additional Collateral Loan.

“Surety Bond Issuer” means, with respect to each Additional Collateral Loan, the surety bond issuer for the related Surety Bond covering such Additional Collateral Loan, as identified in the Mortgage File.

“Takeout Repurchase Date” shall mean the date on which a Loan is purchased from Seller by Fannie Mae, Freddie Mac or Ginnie Mae pursuant to a takeout arrangement with Seller.

“Termination Date” shall mean February 26, 2009, or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

 “Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” shall mean a written request by Seller in the form of Exhibit D hereto, to enter into a Transaction, in a form to be mutually agreed upon among Seller and Buyer, which is delivered to Buyer.

“Transmittal Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“Underwriting Guidelines” shall mean the underwriting guidelines of Seller attached as Exhibit E hereto in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with terms of this Agreement, and which have been approved in writing by Buyer.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USC” shall mean the United State Code, as amended.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” shall mean those lenders which are approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Guaranty Proceeds” shall mean the proceeds of any payment of a VA Loan Guaranty Certificate.

“VA Loan” shall mean an Eligible Mortgage Loan which is the subject of a VA Loan Guaranty Certificate as evidenced by a VA Loan Guaranty Certificate, or an Eligible Mortgage Loan which is a vendee loan sold by the VA.

“VA Loan Guaranty Certificate” shall mean the obligation of the United States to pay a specific percentage of an Eligible Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“VA Regulations” shall mean regulations promulgated by the U.S. Department of Veterans Affairs pursuant to the Servicemen’s Readjustment Act, as amended, codified in 38 Code of Federal Regulations, and other VA issuances relating to VA Loans, including related handbooks, circulars and notices.

“Wet Loan” means a wet-funded First Lien or Second Lien Mortgage Loan which is underwritten in accordance with the Underwriting Guidelines and does not contain all the required Loan Documents in the related Mortgage File, which in order to be deemed to an Eligible Loan, the related Rescission period has elapsed.

(b) Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.

(c) Interpretation.  The following rules of this subsection (c) apply unless the context requires otherwise.  A gender includes all genders.  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.  A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement.  A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof.  A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.  A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.  A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.  The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” is not limiting and means “including without limitation”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form.  Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise.  At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties.  In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself.  Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion.  Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Loans, any other Person or the Purchased Loans themselves.

3.	THE TRANSACTIONS

(a) Subject to the terms and conditions of the Program Documents, Buyer shall, from time to time enter into Transactions with an aggregate Purchase Price for all Purchased Loans acquired by Buyer not to exceed the Maximum Aggregate Purchase Price.  Unless otherwise agreed, Seller shall request that Buyer enter into a Transaction by delivering (i) a Transaction Notice (which shall clearly indicate those Loans that are intended to be Wet or Dry Loans) substantially in the form of Exhibit D hereto (a “Transaction Notice”), appropriately completed, and a Loan Schedule to Buyer and the Custodian, and (ii) the Mortgage File to the Custodian for each Loan (other than Wet Loans) proposed to be included in such Transaction, which Transaction Notice and Loan Schedule must be received no later than 5:00 p.m. (New York City time) one (1) Business Day prior to the requested Purchase Date. Such Transaction Notice shall include a Loan Schedule in respect of the Eligible Loans that Seller proposes to include in the related Transaction. Each Transaction Notice shall specify the proposed Purchase Date, Purchase Price, Pricing Rate and Repurchase Date.  In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement and the Transaction Notice, Buyer shall deliver to Seller, in electronic or other format, a “Confirmation” specifying such terms prior to entering into such Transaction, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date.  By entering in to a Transaction with Buyer, Seller consents to the terms set forth in any related Confirmation.  Any such Transaction Notice and the related Confirmation, if any, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Transaction Notice and Confirmation, if any, relates.  In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

(b) Reserved.

(c) Upon Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Section 9(a) have been met, and provided no Default shall have occurred and be continuing, not later than 2:00 p.m. (New York City time) on the requested Purchase Date purchase the Eligible Loans included in the related Transaction Notice by  transferring, via wire transfer (pursuant to wire transfer instructions provided by Seller on or prior to such Purchase Date), the Purchase Price.

(d) Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR:

(i) Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” in Section 2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Transactions as provided herein; or

(ii) Buyer determines, which determination shall be conclusive, that the Applicable Margin plus the relevant rate of interest referred to in the definition of “LIBOR” in Section 2 upon the basis of which the rate of interest for Transactions is to be determined is not likely adequately to cover the cost to Buyer of purchasing and holding Loans hereunder; or

(iii) it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on LIBOR;

then Buyer shall give Seller prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to purchase Loans hereunder, and Seller shall, at its option, either repurchase such Loans or pay a Pricing Rate at a rate per annum as determined by Buyer taking into account the increased cost to Buyer of purchasing and holding the Loans.

(e) Seller shall repurchase Purchased Loans from Buyer on each related Repurchase Date.  Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan.  Seller is obligated to obtain the Purchased Loans from Buyer or its designee (including the Custodian) at Seller’s expense on (or after) the related Repurchase Date.

(f) Provided that the applicable conditions in Sections 9(a) and (b) have been satisfied, a Purchased Loan that is repurchased by Seller on the Repurchase Date shall become subject to a new Transaction  (a “Rolled Transaction”).  Buyer shall purchase the related Eligible Loans pursuant to the procedures set forth in Section 3(c).  For each Rolled Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

(g) If Seller intends to repurchase any Loans on any day which is not a Repurchase Date, Seller shall give one (1) Business Day prior written notice thereof to Buyer.  If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, together with the Price Differential to such date on the amount prepaid.  Such early repurchases shall be in an aggregate principal amount of at least $100,000.

(h) [Reserved].

(i) If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Loans purchased pursuant to it (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of LIBOR hereunder;

(iii) shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

If Buyer shall have determined that the adoption of or any change in any  Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.

If Buyer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Seller of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

4.	PAYMENTS; COMPUTATION

(a) Payments.  Except to the extent otherwise provided herein, all payments to be made by Seller under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer at JP Morgan Chase Bank Account Number 066612187, For the A/C of Citigroup Global Markets Realty Corp., ABA# 021000021, Reference: PHH Mortgage Corporation, not later than 2:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b) Computations.  The Pricing Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

5.	TAXES; TAX TREATMENT

(a) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due.  If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c) Seller agrees to indemnify Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(d) Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer.  Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D).  For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 5(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 5(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(e) Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 5 shall survive the termination of this Agreement.  Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f) Each party to this Agreement acknowledges that it is its intent solely for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Loans and that the Purchased Loans are owned by Seller in the absence of an Event of Default by Seller.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

6.	MARGIN MAINTENANCE

(a) If at any time either the aggregate Market Value or the aggregate unpaid principal balance of all Purchased Loans subject to Transactions is less than the aggregate Margin Amount for all such Transactions (either such event, a “Margin Deficit”), then Buyer may, by notice to Seller, require Seller in such Transactions to transfer to Buyer cash or, at Buyer’s option (and provided Seller has additional Eligible Loans), additional Eligible Loans (“Additional Purchased Loans”) within one (1) Business Day after such notice by Buyer, so that the cash, together with the aggregate Market Value or unpaid principal balance, as applicable, of the Purchased Loans, including any such Additional Purchased Loans, will thereupon equal or exceed such aggregate Margin Amount (such requirement, a “Margin Call”); provided that if Seller transfers cash, Buyer shall deposit such cash into a non-interest bearing account until the next succeeding Repurchase Date.

(b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 21 hereof.  Any notice given on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day.  The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

7.	INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Loan subject to that Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing, Buyer agrees that Seller shall be entitled to receive an amount equal to all Income collected in respect of the Purchased Loans, whether by Buyer, any Custodian or any servicer or any other Person, which is not otherwise received by Seller, to the full extent it would be so entitled if the Purchased Loans had not been sold to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be held by Seller solely in trust for Buyer pending the repurchase or payment of the Price Differential pursuant to Section 3(f) hereof, as applicable, on the related Repurchase Date; provided further that following the occurrence of a Default or an Event of Default, Seller shall remit all such Income in the Collection Account in accordance with Section 13(hh) hereof.  Provided no Default has occurred, Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion), on the Repurchase Date following the date any Income is received by Buyer (or a servicer on its behalf) either (i) transfer (or permit the servicer to transfer) to Seller such Income with respect to any Purchased Loans subject to such Transaction, or (ii) if a Margin Deficit then exists, apply the Income payment to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction.  Buyer shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Loans sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid.

8.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans.  However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants Buyer a fully perfected first priority security interest in all of Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired: (i) all Purchased Loans (including the related Servicing Rights thereto) identified on a Transaction Notice  delivered by Seller to Buyer and the Custodian from time to time, (ii) any other collateral pledged or otherwise relating to such Purchased Loans (including but not limited to Account Agreements, Additional Collateral Transfer Agreements and Surety Bonds in connection with the Additional Collateral Loans), together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto, (iii) all rights of Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Mortgage File or Servicing File, (iv) the Collection Account and all Income relating to such Purchased Loans, (v) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Loans and all claims and payments thereunder and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (vi) all interests in real property collateralizing any Purchased Loans, (vii) all other insurance policies and insurance proceeds relating to any Purchased Loans or the related Mortgaged Property and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (viii) any purchase agreements or other agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto, (ix) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, and (x) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).  Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Loans and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

(b) At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby.  Seller also hereby authorizes Buyer to file any such financing or continuation statement to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.  This Agreement shall constitute a security agreement under applicable law.

(c) Seller shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 12(l) hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Buyer at least 30 days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.

(d) Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Purchased Items, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including without limitation, to protect, preserve and realize upon the Purchased Items, to file such financing statement or statements relating to the Purchased Items as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

(iii)  (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

(e) The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(f) If Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Seller to Buyer on demand and shall constitute Obligations.

(g) Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of Seller or otherwise.

(h) All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.

9.	CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Purchase Date, Buyer shall have received on or before such date the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i) Program Documents. The Program Documents duly executed and delivered by Seller and Guarantor thereto and being in full force and effect, free of any modification, breach or waiver.

(ii) Organizational Documents.  A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) for each of Seller and Guarantor, in each case dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction and of all corporate or other authority for Seller with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary).

(iii) Incumbency Certificate.  An incumbency certificate of the secretary of each of Seller and Guarantor certifying the names, true signatures and titles of its respective representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv) Legal Opinion.  A legal opinion of counsel to Seller and Guarantor, substantially in the form attached hereto as Exhibit C.

(v) Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than 14 days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to Seller and the Purchased Items, the results of which shall be satisfactory to Buyer.

(vi) Fees and Expenses. Buyer shall have received payment or reimbursement of all fees and expenses required to be paid by Seller on or prior to the initial Purchase Date (including, but not limited to, the Commitment Fee, payable pursuant to Section 2 of the Pricing Side Letter, and all attorneys’ fees and due diligence expenses and costs), which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder.

(vii) Financial Statements. Buyer shall have received the financial statements referenced in Section 12(b).

(viii) Underwriting Guidelines. Buyer and Seller shall have agreed upon Seller’s current Underwriting Guidelines for Loans and Buyer shall have received a copy thereof certified by a Responsible officer of Seller.

(ix) Consents, Licenses, Approvals, etc. Buyer shall have received copies certified by Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Seller of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

(x) Insurance. Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by Seller as of such initial Purchase Date with Section 13(v) hereof.

(xi) Account.  Evidence of the establishment of the Collection Account, the FNMA Loan Purchase Account and the Citigroup Sub-Account.

(xii) Due Diligence.  Buyer shall have completed its corporate due diligence of Seller and Guarantor, and such due diligence review shall be satisfactory to Buyer in its sole discretion.

(xiii) Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request.

(b) The obligation of Buyer to enter into each Transaction pursuant to this Agreement (including the initial Transaction and each rolled Transaction) is subject to the following further conditions precedent, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:

(i) No Default, Event of Default or Event of Termination shall have occurred and be continuing.

(ii) No Material Adverse Effect shall have occurred and be continuing.

(iii) Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Seller in Section 12 and Schedule 1 hereof, and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(w), 12(x) and Schedule 1, solely with respect to Loans which have not been repurchased by Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of Buyer, Buyer shall have received an officer’s certificate signed by a Responsible Officer of Seller certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions.

(iv) The then aggregate outstanding Purchase Price for all Purchased Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(v) [Reserved].

(vi) [Reserved].

(vii) Buyer shall have made a determination in its sole reasonable discretion that each Loan or any pool of Loans is (a) eligible for sale in the secondary market taking into consideration the characteristics of such Loan or the aggregate characteristics of such pool of Loans, (b) eligible to be included in a standard securitization and (c) is eligible for purchase under the terms of this Agreement.

(viii) Buyer or its designee shall have received on or before the day of a Transaction with respect to any Purchased Loans (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(1)	The Transaction Notice and Loan Schedule with respect to such Purchased Loans delivered pursuant to Section 3(a);

(2)	The Trust Receipt with respect to such Purchased Loans (except with respect to Wet Loans), with the Loan Schedule attached; and

(3)
Such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment.

(ix) Reserved.

(x) With respect to any Loan that was funded in the name of or acquired by a Qualified Originator which is an Affiliate of Seller, Buyer may, in its sole discretion, require Seller to provide evidence sufficient to satisfy Buyer that such Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to Buyer in its sole discretion, that such Loan was acquired in a legal sale.

(xi) None of the following shall have occurred and/or be continuing:

(a)           an event or events resulting in the inability of Buyer to finance its purchases of assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(b)           any other event beyond the control of Buyer which Buyer reasonably determines may result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing.

(xii) Such Loans shall conform to Seller’s Underwriting Guidelines and Seller shall have delivered to Buyer a copy of all material updates or amendments thereto that have not theretofore been delivered to Buyer.

(xiii) Reserved.

(xiv) If there is a Subservicer with respect to any Loans that will be subject to such Transaction, Buyer shall have received, no later than 10:00 a.m. three (3) days prior to the requested Purchase Date, an Instruction Letter, executed by Seller, with the related Servicing Agreement attached thereto, which such Servicing Agreement shall be in form and substance acceptable to Buyer.

(xv) With respect to any Additional Collateral Loan that will be subject to such Transaction, Seller shall have assigned to Buyer all of its rights, title and interest in, to and under the related Additional Collateral Transfer Agreement and if applicable, the Account Agreement.

(xvi) In no event shall Buyer be required to enter into (A) more than one Transaction in any one Business Day, nor (B) any Transaction whose Purchase Price would be less than $1,000,000.

(xvii) Buyer shall have determined that all actions reasonably necessary or, in the opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Loans and other Purchased Items have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC-1.

(xviii) Seller shall have paid to Buyer the Renewal Fee, if applicable, in accordance with Section 2 of the Pricing Side Letter, and all other fees and expenses then owed to Buyer, including, but not limited to, attorneys fees’, any due diligence expenses and costs, in accordance with this Agreement and any other Program Document.

(xix) Buyer or its designee shall have received any other documents reasonably requested by Buyer.

(xx) There is no Margin Deficit at the time immediately prior to entering into a new Transaction.

(xxi) With respect to each Purchased Loan that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, Buyer shall have received a Security Release Certification for such Purchased Loan that is duly executed by the related secured party and Seller.  Such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage File.

10.	RELEASE OF PURCHASED LOANS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Loan, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Loan and any Purchased Items solely related to such Purchased Loan and (b) with respect to such Purchased Loan, Buyer shall direct Custodian to release such Purchased Loan and any Purchased Items solely related to such Purchased Loan to Seller unless such release and termination would give rise to or perpetuate a Margin Deficit.  Except as set forth in Section 16, Seller shall give at least one (1) Business Days prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date in Section 2(a).

If such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.

11.	RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

12.	REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to Buyer that throughout the term of this Agreement:

(a) Existence.  The Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.

(b) Financial Condition of Seller.  Seller has heretofore furnished to Buyer a copy of (1) consolidated balance sheet for the fiscal year ended as of December 31, 2006 and the related consolidated statements of income and retained earnings and of cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of a nationally recognized public accounting firm and (2) unaudited consolidated balance sheet for the quarterly fiscal period(s) ended March 31, 2007, June 30, 2007 and September 30, 2007 and the related unaudited consolidated statements of income and retained earnings and Seller’s cash flows for such quarterly fiscal period(s), setting forth in each case in comparative form the figures for the previous year.  All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Seller and its Consolidated Subsidiaries and the consolidated results of its operations for the relevant time period, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2006 there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.

(c) Litigation.  There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against the Seller or any of its respective Subsidiaries or Affiliates or affecting any of the property thereof before any Governmental Authority other than as disclosed on Schedule 6 hereto, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby and there is a reasonable likelihood of a Material Adverse Effect or adverse decision.

(d) No Breach.  Neither (a) the execution and delivery of the Program Documents, or (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of the Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which the Seller, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of the Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

(e) Action.  The Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by the Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document to which the Seller is a party, has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(f) Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by the Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.

(g) Taxes.  The Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for (i) any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided or (ii) any such taxes for which an extension has been obtained in compliance with applicable law. The charges, accruals and reserves on the books of each of the Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate. Any taxes, fees and other governmental charges payable by the Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(h) Investment Company Act.  None of the Seller or any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Seller is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

(i) No Legal Bar.  The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of Seller or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(j) Compliance with Law.  No practice, procedure or policy employed or proposed to be employed by the Seller in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in either a Material Adverse Effect with respect to Seller.

(k) No Default.  None of the Seller, or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(l) Chief Executive Office; Chief Operating Office.  Seller’s chief executive office and chief operating office on the Effective Date are located at 3000 Leadenhall Road, Mount Laurel, New Jersey 08054.

(m) Location of Books and Records.  The location where the Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is at its respective chief executive office or chief operating office or the offices of the Custodian.

(n) True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller or any of its Subsidiaries to Buyer in connection with the negotiation, preparation or delivery or performance of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto or in connection herewith or therewith, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(o) Additional Repurchase or Warehouse Facility.  Seller currently has, with a nationally recognized and established counterparty or counterparties (other than Buyer), at least one loan repurchase or warehouse facility that (i) provides funding on a committed basis, (ii) is secured by mortgage loans originated or acquired by the Seller which are substantially similar with respect to Credit Score, underwriting and product type to the Eligible Loans and (iii) is in an aggregate amount totaling at least $750,000,000.

(p) ERISA. Each Plan to which the Seller or its Subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which each the Seller would be under an obligation to furnish a report to Buyer under Section 13(a)(v) hereof.

(q) Licenses.  Buyer will not be required as a result of purchasing the Loans to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it currently so required or (ii) under any state or other jurisdiction’s consumer lending, fair debt collection or other applicable state or other jurisdiction’s statute or regulation.

(r) Filing Jurisdictions; Relevant States.  Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Items. Schedule 3 sets forth all of the states or other jurisdictions in which Seller originates Loans in its own name or through brokers on the date of this Agreement.

(s) True Sales.  Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator or seller which is an Affiliate of Seller has been sold, transferred, conveyed and assigned to Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan, and if so requested by Buyer, such sale is covered by an opinion of counsel to that effect in form and substance acceptable to Buyer.

(t) No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of the Seller or any of its Subsidiaries has a Material Adverse Effect.

(u) Subsidiaries.  The current organizational structure of Seller and its Subsidiaries is set forth on Schedule 4 to this Agreement.

(v) Origination and Acquisition of Loans.  The Loans were originated or acquired by Seller, and the origination and collection practices used by Seller or Qualified Originator, as applicable, with respect to the Loans have been, in all material respects legal, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with the Underwriting Guidelines. With respect to Loans acquired by Seller, all such Loans are in conformity with the Underwriting Guidelines.  Each of the Loans complies with the representations and warranties listed in Schedule 1 hereto.

(w) No Adverse Selection.  Seller used no selection procedures that identified the Loans as being less desirable or valuable than other comparable Loans owned by Seller.

(x) Solvent; Fraudulent Conveyance.  As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of the Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Seller in accordance with GAAP) of the Seller and the Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. The  Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets.  Seller is not transferring any Loans with any intent to hinder, delay or defraud any of its creditors.

(y) No Broker.  Other than with respect to Additional Collateral Loans, Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(z) MERS.  Seller is a member of MERS in good standing.

13.	COVENANTS OF SELLER

The Seller hereby covenants and agrees with Buyer that during the term of this Agreement:

(a) Financial Statements and Other Information; Financial Covenants.

The Seller shall deliver to Buyer:

(i) As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Seller, a certification in the form of Exhibit A together with the consolidated balance sheets of Seller and its Consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Seller and its Consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its Consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year~~-~~end audit adjustments);

(ii) As soon as available and in any event within 100 days after the end of each fiscal year of Seller, the consolidated balance sheets of Seller and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Seller and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its Consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(iii) From time to time such other information regarding the financial condition, operations, or business of the Seller, as Buyer may reasonably request; and

(iv) As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which each of the Seller, or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Seller, setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller, or an ERISA Affiliate with respect to such event or condition):

(a) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(b) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by it or its ERISA Affiliate to terminate any Plan;

(c) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by it or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(d) the complete or partial withdrawal from a Multiemployer Plan by it or any of its ERISA Affiliates that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by it or any of its ERISA Affiliates of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(e) the institution of a proceeding by a fiduciary of any Multiemployer Plan against it or any of its ERISA Affiliates to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(f) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if it or its ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

The Seller shall include in its certification (in the form of Exhibit A pursuant to paragraph (i) above), that Seller, during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller, has taken or proposes to take with respect thereto).

(b) Litigation.  The Seller will promptly, and in any event within five (5) Business Days after service of process on any of the following, give to Buyer notice of all legal or arbitrable proceedings affecting it or any of its Subsidiaries (to the extent that such proceedings were not disclosed on Schedule 6 hereto) that reasonably questions or challenges the validity or enforceability of any of the Program Documents or as to which an adverse determination would result in a Material Adverse Effect.

(c) Existence, Etc.  The Seller and its Subsidiaries will:

(i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv) not move its chief executive office or chief operating office from the respective addresses referred to in Section 12(l) unless it shall have provided Buyer 30 days prior written notice of such change;

(v) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy (1) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or (2) the non-payment (other than taxes in connection with Purchased Loans) of which  would not reasonably be likely to have a Material Adverse Effect; and

(vi) permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

(d) Prohibition of Fundamental Changes.   Seller shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent, unless such sale of assets is in connection with a whole loan sale or securitization or similar transactions made in the ordinary course of business; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to it.

(e) Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Section 6 hereof.

(f) Notices. The Seller shall give notice to Buyer promptly in writing of any of the following:

(i) Upon it becoming aware of, and in any event within one (1) Business Day after the occurrence of any Default, Event of Default, Event of Termination or any event of default or default under any Program Document or other material agreement of Seller;

(ii) upon, and in any event within five (5) Business Days after, service of process on it Seller or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting it Seller or any of its Subsidiaries that (a) questions or challenges the validity or enforceability of any of the Program Documents, (b) could prevent it from complying with any material provisions of any of the Program Documents to which it is a party or (c) is required to be disclosed by Seller in its public filings pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission as in effect from time to time thereunder;

(iii) upon Seller becoming aware of any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv) upon Seller becoming aware during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate unpaid principal balance of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the value of such Loan;

(v) upon the entry of a judgment or decree against Seller or any of its Subsidiaries in an amount in excess of $3,000,000;

(vi) any material change in the insurance coverage required of Seller or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(vii) any material dispute, licensing issue, litigation, investigation, proceeding or suspension between it or any of its Subsidiaries, on the one hand, and any Governmental Authority or any other Person; and

(viii) any material change in its accounting policies or financial reporting practices or those of any of its Consolidated Subsidiaries except changes required in conformity with new or revised GAAP.

Each notice pursuant to this Section 13(f) (other than (vi) above) shall be accompanied by a statement of a Responsible Officer of Seller, setting forth details of the occurrence referred to therein and stating what action it has taken or proposes to take with respect thereto.

(g) Servicing.  Except as provided in Section 43, Seller shall not permit any Person other than Seller to service Purchased Loans without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(h) Underwriting Guidelines.  Seller shall not permit any material modifications to be made to the Underwriting Guidelines that may result in a Material Adverse Effect on the Purchased Items taken as a whole.  Seller agrees to promptly deliver to Buyer copies of the Underwriting Guidelines and provide periodic updates, as otherwise reasonably requested by Buyer.

(i) Lines of Business.  Seller shall not make any material change in the nature of its business as conducted on the date hereof.

(j)  Transactions with Affiliates.  Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of Seller’s business and (iii) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(k) Defense of Title.  Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever.

(l) Preservation of Purchased Items.  Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority.  Seller will not allow any default to occur for which Seller is responsible under any Purchased Items or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

(m) No Assignment.  Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Loans or any interest therein, provided that this Section 13(m) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Loans in accordance with the Program Documents.

(n) Limitation on Sale of Assets.  Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person, unless such Transfer is in the ordinary course of business of the Seller or any of its Subsidiaries.

(o) [Reserved].

(p) [Reserved].

(q) [Reserved].

(r) [Reserved].

(s) Servicing Transmission.  Seller shall provide to Buyer on a monthly basis no later than 11:00 a.m. New York City time two (2) Business Days prior to each Repurchase Date (or such other day requested by Buyer) (i) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Loans serviced hereunder by Seller which were funded prior to the first day of the current month, summarizing Seller’s delinquency and loss experience with respect to Loans serviced by Seller and loan prepayment history, and (ii) any other information reasonably requested by Buyer with respect to the Loans.

(t) No Amendment or Compromise.  Without Buyer’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Loans, any related rights or any of the Program Documents, provided that Seller may amend or modify a Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Loan.

(u) Maintenance of Property; Insurance.  The Seller shall keep all property useful and necessary in its business in good working order and condition. The Seller shall maintain errors and omissions insurance, mortgage impairment insurance and blanket fidelity bond coverage as required by Fannie Mae and shall not reduce such coverage without the written consent of Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities; provided further that the Seller may amend or modify a Loan in the ordinary course of business to correct errors in accordance with Accepted Servicing Practices and will provide Buyer with prompt written notification of such amendments or modifications.

(v) Further Identification of Purchased Items.  Seller will furnish to Buyer from time to time statements and schedules further identifying and describing the Purchased Items and such other reports in connection with the Purchased Items as Buyer may reasonably request, all in reasonable detail.

(w) Loan Determined to be Defective.  Upon discovery by Seller or Buyer of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Loan, the party discovering such breach shall promptly give notice of such discovery to the other.

(x) Reserved.

(y) Certificate of a Responsible Officer of Seller.  At the end of each calendar month Seller shall deliver to Buyer a certificate of its Responsible Officer certifying that it is in compliance with the covenants set forth in Exhibit A hereto.

(z) Additional Repurchase or Warehouse Facility.  Seller shall maintain throughout the term of this Agreement, with a nationally recognized and established counterparty or counterparties (other than Buyer), at least one loan repurchase or warehouse facility that (i) provides funding on a committed basis, (ii) is secured by mortgage loans originated or acquired by the Seller which are substantially similar with respect to Credit Score, underwriting and product type to the Eligible Loans and (iii) is in an aggregate amount totaling at least $750,000,000.

(aa) Reserved.

(bb) Maintenance of Papers, Records and Files.  Seller shall acquire, and Seller shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan.  Seller will maintain all such Records not in the possession of a Custodian in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(i) Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in the Custodian’s possession unless Buyer otherwise approves.  Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave the Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file.

(ii) For so long as Buyer has an interest in or lien on any Purchased Loan, Seller will hold or cause to be held all related Records in trust for Buyer.  Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii) Upon reasonable advance notice from any Custodian or Buyer, Seller shall (x) make any and all such Records available to the Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

(cc) Maintenance of Licenses.  Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) shall conduct its business strictly in accordance with applicable law.

(dd) Taxes, Etc.  The Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.  The Seller shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(ee) Reserved.

(ff) Change of Fiscal Year.  The Seller will not at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which its fiscal year begins from its current fiscal year beginning date.

(gg) Delivery of Servicing Rights and Servicing Records.  Seller hereby agrees that Buyer is purchasing the Servicing Rights related to each Purchased Loan simultaneously with the purchase of such Loans and that the value of such Servicing Rights is factored into the Purchase Price for such Loan.  Seller shall deliver such Servicing Rights to Buyer on the related Purchase Date.  With respect to the Servicing Records and the physical servicing of the Purchased Loans, Seller shall deliver such Servicing Records to the designee of Buyer, within (45) days of each related Purchase Date, unless otherwise stated in writing by Buyer; provided that on each Repurchase Date on which the Purchased Loans becomes subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from Buyer, and a new 45-day period is deemed to commence as of such Repurchase Date.  Seller’s transfer of the Servicing Rights and Servicing Records under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of escrows held for the related mortgagors (without reduction for outstanding advances or “negative escrows”).

(hh) Establishment of Collection Account.  Prior to the initial Purchase Date, Seller shall establish the Collection Account for the sole and exclusive benefit of Buyer.  Following the occurrence of a Default or an Event of Default, Seller shall and shall cause the Subservicer to segregate all Income collected on account of the Purchased Loans, and shall deposit such to the Collection Account (or otherwise in accordance with Buyers instructions) within three (3) Business Days of receipt thereof.  No amounts deposited into such account shall be removed without Buyer’s prior written consent.  Seller shall follow the instructions of Buyer with respect to the Purchased Loans and deliver to Buyer any information with respect to the Purchased Loans reasonably requested by Buyer.  Seller shall deposit or credit to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.

(ii) Establishment of FNMA Loan Purchase Account.  Prior to the initial Purchase Date, Seller shall establish the FNMA Loan Purchase Account for the sole and exclusive benefit of Buyer and the other lenders having an interest therein.  On or prior to a Repurchase Date for a Landscape Loan that is subject to a Transaction hereunder, Seller shall direct Fannie Mae to deposit directly to the FNMA Loan Purchase Account the Purchase Price, and all other amounts to be paid by Fannie Mae in connection with such purchase.  Seller shall segregate all amounts on deposit in the FNMA Loan Purchase Account and shall hold such amounts in trust for the benefit of Buyer and the other lenders having an interest therein.  Seller shall not amend, supplement or otherwise modify in any respect the payment and deposit direction relating to Buyer’s interest in the FNMA Loan Purchase Account, Landscape Loans subject to Transactions under this Agreement from time to time or the Citigroup Sub-Account without Buyer’s prior written consent.  Seller shall deposit or credit to the FNMA Loan Purchase Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.

(jj) Establishment of Citigroup Sub-Account.  Prior to the initial Purchase Date, Seller shall establish the Citigroup Sub-Account for the sole and exclusive benefit of Buyer.  On or prior to a Repurchase Date for a Landscape Loan that is subject to a Transaction hereunder, Seller shall direct FNMA Account Bank to deposit directly to the Citigroup Sub-Account the purchase price, and all other amounts on deposit in the FNMA Loan Purchase Account that relate to Fannie Mae’s purchase from Seller of such Landscape Loan.  In the event that such amounts are less than the Repurchase Price for such Landscape Loan, Seller shall, on or prior to the related Repurchase Date, deposit the difference in such Citigroup Sub-Account and all such amounts shall be disbursed to the Buyer on the related Purchase Date in accordance with Buyer’s written instructions. Prior to the occurrence and continuance of a Default, Event of Termination or an Event of Default, Seller shall direct FNMA Account Bank with respect to the disposition of funds on deposit in the Citigroup Sub-Account irrespective of whether such funds relate to Landscape Loans then subject to Transactions under this Agreement.  Upon the occurrence and continuance of a Default, Event of Termination or an Event of Default, all amounts on deposit in the Citigroup Sub-Account shall be subject to Buyer’s exclusive control and Seller’s authority to direct the disposition of such funds shall immediately cease.  Seller shall deposit or credit to the Citigroup Sub-Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.  Seller shall segregate all amounts on deposit in the Citigroup Sub-Account and shall hold such amounts in trust for the benefit of Buyer, in accordance with Buyer’s written instructions.  Seller shall not amend, supplement or otherwise modify in any respect the foregoing procedures without Buyer’s prior written consent.

(kk) MERS.  Seller will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Loans for as long as such Purchased Loans are registered with MERS.

(ll) Servicer Rating.  Seller shall maintain a minimum rating as Servicer of loans of Below Average with respect to Standard & Poor’s and RPS2- with respect to Fitch (each a “Minimum Servicer Rating”).

(mm) Rescission.  If any Wet Loan that is a Purchased Loan shall be subject to a Rescission, Seller shall provide prompt notice of such Rescission to Buyer and shall promptly return the related Purchase Price to Buyer, but in no event later than one (1) Business Day, in immediately available funds.

(nn) Additional Collateral Loans.  The Seller covenants that within two (2) Business Days after the Purchase Date for any purchase of Additional Collateral Loans, the Seller will deliver to each Surety Bond Issuer any instrument required to be delivered under the related Surety Bond, executed by the necessary parties, and that all other requirements for transferring coverage under the related Surety Bonds in respect of such Additional Collateral Loans to the Buyer shall be complied with. The Seller shall indemnify the Buyer and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that are related to or arise from the non-payment of Required Surety Payments with respect to the Additional Collateral Loans purchased by Buyer from the Seller under this Agreement.  The indemnification obligation referred to in this paragraph (nn) shall expire upon Buyer receiving all Required Surety Payments.

(oo) True and Complete Disclosure.   All written information furnished after the date hereof by or on behalf of each of the Seller or any of its Subsidiaries to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

14.	REPURCHASE DATE PAYMENTS

On each Repurchase Date, with respect to Purchased Loans that are transferred from Buyer to Seller upon termination of a Transaction, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

15.	REPURCHASE OF PURCHASED LOANS

Upon discovery by Seller of a breach of any of the representations and warranties set forth on Schedule 1 to this Agreement, Seller shall give prompt written notice thereof to Buyer.  Upon any such discovery by Buyer, Buyer will notify Seller.  It is understood and agreed that the representations and warranties set forth in Schedule 1 with respect to the Purchased Loans shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer.  The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Loan shall not affect Buyer’s right to demand repurchase as provided under this Agreement.  Seller shall, within two (2) Business Days of the earlier of Seller’s discovery or Seller receiving notice with respect to any Purchased Loan of (i) any breach of a representation or warranty contained in Schedule 1, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects.  If within two (2) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or Seller receiving notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Buyer, at Buyer’s option, either (i) repurchase such Purchased Loan at a purchase price equal to the Repurchase Price with respect to such Purchased Loan by wire transfer to the account designated by Buyer, or (ii) transfer comparable Substitute Loans to Buyer, as provided in Section 16 hereof.

16.	SUBSTITUTION

Seller may, subject to agreement with and acceptance by Buyer upon one (1) Business Day’s notice, substitute other assets which are substantially the same as the Purchased Loans (the “Substitute Loans”) for any Purchased Loans.  Such substitution shall be made by transfer to Buyer of such Substitute Loans and transfer to Seller of such Purchased Loans (the “Reacquired Loans”) along with the other information to be provided with respect to the applicable Substitute Loan as described in the form of Transaction Notice.  Upon substitution, the Substitute Loans shall be deemed to be Purchased Loans, the Reacquired Loans shall no longer be deemed Purchased Loans, Buyer shall be deemed to have terminated any security interest that Buyer may have had in the Reacquired Loans and any Purchased Items solely related to such Reacquired Loans to Seller unless such termination and release would give rise to or perpetuate a Margin Deficit.  Concurrently with any termination and release described in this Section 16, Buyer shall execute and deliver to Seller upon request and Buyer hereby authorizes Seller to file and record such documents as Seller may reasonably deem necessary or advisable in order to evidence such termination and release.

17.	EVENT OF TERMINATION

(a)           Each of the following events shall constitute an Event of Termination (an “Event of Termination”):

(i) Seller’s membership in MERS is terminated for any reason and such membership shall not be reinstated or duly executed Assignments in blank shall not be delivered by Seller to Custodian for each MERS Loan subject to a Transaction in each case within five (5) Business Days of such termination;

(ii) Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well being of Seller or Guarantor and such reasonable information and/or responses shall not have been provided within three (3) Business Days of such request;

 (b)           Upon the occurrence of an Event of Termination, Buyer shall have the right to terminate this Agreement and all Transactions hereunder by delivering written notice of termination to Seller (a “Notice of Termination”), in which event (i) Buyer’s obligation to enter into new Transactions hereunder shall immediately terminate, (ii) the aggregate outstanding Repurchase Price for all Transactions hereunder and all other Obligations shall be due and payable on the date that is sixty (60) days following delivery of such Notice of Termination to Seller (such date, the “Early Termination Date”); provided that the Pricing Rate shall be equal to the Event of Termination Rate from and after the date on which the Event of Termination shall have occurred, and (iii) the Repurchase Date for all Transactions then outstanding hereunder shall be deemed to be the Early Termination Date.

18.	EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:

(a) Seller fails to transfer the Purchased Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

(b) Seller either fails to repurchase the Purchased Loans on the applicable Repurchase Date or fails to perform its obligations under Section 6 or the Guarantor fails to comply with any of its obligations under the Guaranty;

(c) Seller shall default in the payment of any other amount payable by it hereunder, other than as provided in Section 18(b) or under any other Program Document after notification by Buyer of such default, and such default shall have continued unremedied for two (2) Business Days; or

(d) any representation, warranty, covenant or certification made or deemed made herein or in any other Program Document by Seller or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Market Value of the Loans; unless (i) Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer in its sole reasonable discretion to be materially false or misleading on a regular basis); or

(e) Seller shall fail to comply with the requirements of Section 13(c)(i), Section 13(d), Section 13(f)(i) or (iii), Sections 13(k) through 13(r) or Section 13(v) hereof; or Seller shall otherwise fail to observe or perform any other agreement contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

(f) any final, judgment or judgments or order or orders for the payment of money in excess of $3,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or any of its Affiliates as applicable, shall not, within said period of sixty (60) days, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(g) Seller shall admit in writing its inability to, or intention not to, perform any of its Obligations;

(h) Seller or any of its Affiliates or Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller or any of its Affiliates or Subsidiaries, or of all or any part of Seller’s or it Affiliates’ or Subsidiaries’ Property; or makes an assignment for the benefit of  Seller  or its Affiliates’ or Subsidiaries’ creditors;

(i) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller or any of its Affiliates or Subsidiaries, or of any of Seller’s or its Affiliate’s or Subsidiaries’ Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or Seller or any of its Affiliates or Subsidiaries generally fails to pay Seller’s or its Affiliates’ or Subsidiaries’ debts as they become due; or Seller or any of its Affiliates or Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller or any of its Affiliates or Subsidiaries; or any of Seller’s or any of its Affiliates’ or Subsidiaries Property is sequestered by court or administrative order; or a petition is filed against Seller or any of its Affiliates or Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

(j) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of its Affiliates or Subsidiaries, or shall have taken any action to displace the management of Seller or any of its Affiliates or Subsidiaries to curtail its authority in the conduct of the business of any Seller or any of its Affiliates or Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of its Affiliates or Subsidiaries as an issuer, buyer or a seller/servicer of Loans or securities backed thereby

(k) Any Program Document shall for whatever reason (including an event of default thereunder) be terminated, this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Loans or Purchased Items purported to be covered hereby or any of Seller’s material obligations (including Seller’s Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller;

(l) Any Material Adverse Effect shall have occurred with respect to Seller, as determined by Buyer in its sole discretion;

(m) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Buyer or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any Commonly Controlled Entity shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(n) A Change of Control of  Seller shall have occurred without the prior consent of Buyer;

(o) Seller shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of Buyer or shall be Liens in favor of any Person other than Buyer;

(p) Reserved.

(q) Seller or any Subsidiary or Affiliate of Seller shall experience an “Event of Default” as defined under any instrument, agreement or contract between Seller or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or Seller or any Subsidiary or Affiliate of Seller shall experience an “Event of Default” as defined under the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for Indebtedness entered into by Seller, Guarantor or such other entity and any third party in an amount individually or in the aggregate greater than $25,000,000, which default or failure entitles any party to require acceleration or prepayment of such Indebtedness thereunder;

(r) Reserved.

(s) Seller shall materially fail to service any of the Purchased Loans in accordance with the terms of this Agreement; or

(t)  The Chesapeake 2006-01 Variable Funding Note and Chesapeake 2006-02 Variable Funding Note issued in connection with the Chesapeake Facility shall not have been renewed by March 4, 2008 in an aggregate amount of at least equal to $3,900,000,000, less the aggregate amount of gross proceeds paid in connection with the placement of any of Seller’s term notes on or before such date;

(u) Seller shall at anytime fail to maintain either of the Minimum Servicer Ratings as set forth in Section 13(ll) herein.

19.	REMEDIES

Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(g), (h), (i) or (j) hereof), shall have the right to exercise any or all of the following rights and remedies:

(a)           (i)           The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).  Seller’s obligations hereunder to repurchase all Purchased Loans at the Repurchase Price therefor on the Repurchase Date (determined in accordance with the preceding sentence) in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all original papers, Servicing Records and files relating to the Purchased Loans subject to such Transaction then in Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans and Servicing Rights thereon shall be deemed transferred to Buyer or its designee.

(ii)           Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk. Buyer may purchase any or all of the Purchased Assets at any public or private sale.  Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence.  The proceeds of any disposition of Purchased Loans shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii)           Buyer shall have the right to terminate this Agreement and declare all obligations of Seller to be immediately due and payable, by a notice in accordance with Section 21 hereof provided no such notice shall be required for an Event of Default pursuant to Section 18(g), (h), (i) or (j) hereof.

(iv)           The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid.  In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate Buyer to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer.  Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(vi)           To the extent permitted by applicable law, the Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer.  If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least one (1) day before such sale or other disposition.

(b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller to which Seller pledges its full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their respective designees (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement.  Buyer may set off cash, the proceeds of the liquidation of the Purchased Loans and Additional Purchased Loans, any other Purchased Items and their proceeds and all other sums or obligations owed by Buyer to Seller against all of Seller’s obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(c) Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of Seller relating to the Purchased Loans and all documents relating to the Purchased Loans which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.

(d) Buyer shall have the right to direct all Persons servicing the Purchased Loans to take such action with respect to the Purchased Loans as Buyer determines appropriate.

(e) Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Loans and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Loans and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder or by law to do.  Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(f) Reserved.

(g) In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Loans and any other Purchased Items or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Seller shall cause all sums received by it with respect to the Purchased Loans to be deposited with such Person as Buyer may direct after receipt thereof.  Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate) including, without limitation, all costs and expenses incurred within thirty (30) days of the Event of Default in connection with hedging or covering transactions related to the Purchased Loans, conduit advances and payments for mortgage insurance.

20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document.  Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21.	NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by Seller under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

22.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

23.	INDEMNIFICATION.

(a) Seller agrees to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by an Indemnified Party in connection with any Loan for any sum owing thereunder, or to enforce any provisions of any Loan, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.  Seller hereby acknowledges that, the obligations of Seller under this Agreement are recourse obligations of Seller.

(b) Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.

24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon Buyer or the Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

25.	EXPENSES; REIMBURSEMENT

(a)           Seller agrees to pay as and when billed by Buyer all of the out-of pocket costs and expenses incurred by Buyer in connection with the development, consummation, administration, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Buyer and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to Sections 23, 39 and 44 hereof.  If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion and Seller shall remain liable for any such payments by Buyer.  No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

(b)           All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto).  Seller agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or the Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or the Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

(c)           Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 25 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.

26.	FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

27.	TERMINATION

This Agreement shall remain in effect until the Termination Date.  However, no such termination shall affect Seller’s outstanding obligations to Buyer at the time of such termination.

28.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

29.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller may not assign or transfer any of its respective rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

30.	AMENDMENTS

Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Seller and Buyer and any provision of this Agreement may be waived by Buyer.

31.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

32.	SURVIVAL

The obligations of Seller under Section 3(h), Section 3(i), Section 5, Section 23 and Section 25 hereof and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Document shall survive the repurchase of the Loans hereunder and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a purchase, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived, by reason of purchasing any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such purchase was made.

33.	CAPTIONS

The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

34.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

35.	SUBMISSION TO JURISDICTION; WAIVERS

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)           SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)           AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

36.	WAIVER OF JURY TRIAL

EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

37.	ACKNOWLEDGEMENTS

Seller hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents to which it is a party;

(b) Buyer has no fiduciary relationship to Seller; and

(c) no joint venture exists among or between Buyer and Seller.

38.	HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS.

Buyer shall have free and unrestricted use of all Loans and Purchased Items and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Loans and Purchased Items or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Loans and Purchased Items, in all cases subject to Buyer’s obligation to reconvey the Purchased Items (and not substitute therefore) on the Repurchase Date. Nothing contained in this Agreement shall obligate Buyer to segregate any Loans or Purchased Items delivered to Buyer by Seller.

39.	ASSIGNMENTS; PARTICIPATIONS.

(a) Seller may assign any of its rights or obligations hereunder only with the prior written consent of Buyer.  Buyer may assign at any time in its sole discretion all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer hereunder or (ii) to another Person which assumes the obligations of Buyer hereunder, be released from its obligations hereunder accruing thereafter and under the Program Documents.  The Seller agrees that, for any such assignment, Seller will cooperate with the prompt execution and delivery of documents reasonably necessary for such assignment process.  Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.  Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

(b) Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase Loans, or any other interest of Buyer hereunder and under the other Program Documents.  In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Seller shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents. Seller agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof.  Buyer also agrees that each Participant shall be entitled to the benefits of Sections 3(h), 3(i), 23 and 25 with respect to its participation in the Loans and Purchased Items outstanding from time to time; provided, that Buyer and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than Buyer would have been entitled to receive had no such transfer occurred.

(c) Buyer may furnish any information concerning Seller or any of its Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Seller in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit H) and only for the sole purpose of evaluating assignments or participations and for no other purpose.

(d) Seller agrees to cooperate with Buyer in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment and/or participation. Seller further agrees to furnish to any Participant identified by Buyer to Seller copies of all reports and certificates to be delivered by Seller to Buyer hereunder, as and when delivered to Buyer.

40.	SINGLE AGREEMENT

Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

41.	INTENT

Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the USC, a “securities contract” as that term is defined in Section 741 of Title 11 of the USC, and a “master netting agreement” as that term is defined in Section 101 of Title 11 of the USC.

It is understood that Buyer’s right to liquidate the Purchased Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the USC.

42.	CONFIDENTIALITY

The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer (such consent not to be unreasonably withheld) except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws or (iv) such other circumstances as are reasonably within the discretion of a public company in order to meet its corporate obligations; provided that in the case of (ii), (iii) and (iv), Seller shall take reasonable actions to provide Buyer with prior written notice.  Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.  Buyer acknowledges that this Agreement may be filed with the Securities and Exchange Commission; provided that, Seller shall redact any pricing and other confidential provisions, including, without limitation, the amount of the Commitment Fee, Non Usage Fee, Price Differential and Purchase Price from such filed Agreement.

43.	SERVICING

(a) Seller covenants to maintain or cause the servicing of the Purchased Loans to be maintained in conformity with Accepted Servicing Practices. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the occurrence of an Event of Termination, or (ii) an Event of Default, or (iii) the date on which all the Obligations have been paid in full, or (iv) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity.

(b) During the period Seller is servicing the Purchased Loans, (i) Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”), and (ii) Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Section 43 and any other obligation of Seller to Buyer.  Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.  It is understood and agreed by the parties that prior to an Event of Default, Seller shall retain the servicing fees with respect to the Purchased Loans.

(c) If the Loans are serviced by any other third party servicer (such third party servicer, the “Subservicer”) Seller shall provide a copy of the related servicing agreement with a properly executed Instruction Letter to Buyer at least three (3) Business Days prior to the applicable Purchase Date or the date on which the Subservicer shall begin subservicing the Loans, which shall be in the form and substance acceptable to Buyer (the “Servicing Agreement”) and shall have obtained the written consent of Buyer for such Subservicer to subservice the Loans. Initially, there shall not be any Subservicer.

(d) Seller agrees that upon the occurrence of an Event of Default, Buyer may terminate Seller in its capacity as servicer and terminate any Servicing Agreement and Seller shall transfer such servicing to Buyer or its designee, at no cost or expense to Buyer.  In addition, Seller shall provide to Buyer an Instruction Letter from Seller to the effect that upon the occurrence of an Event of Default, Buyer may terminate  any Subervicer or Servicing Agreement and direct that collections with respect to the Loans be remitted in accordance with Buyer’s instructions.  Seller agrees to cooperate with Buyer in connection with the transfer of servicing.

(e) After the Purchase Date, until the Repurchase Date, Seller will have no right to modify or alter the terms of the Loan or consent to the modification or alteration of the terms of any Loan, and Seller will have no obligation or right to repossess any Loan or substitute another Loan, except as provided in any Custodial Agreement.

(f) Seller shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time, Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service the Loans as provided in this Agreement.  In addition, with respect to any Subservicer which is not an Affiliate of Seller, Seller shall use its best efforts to enable Buyer to inspect the servicing facilities of such Subservicer.

(g) With respect to the Additional Collateral Loans that are Purchased Loans hereunder:

(i) Pursuant to the related Additional Collateral Servicing Agreement, the related Additional Collateral shall be maintained and serviced by the Additional Collateral Servicer in accordance with Accepted Servicing Practices.

(ii) Pursuant to the related Additional Collateral Servicing Agreement, the Additional Collateral Servicer, at its own cost and expense, shall administer the Additional Collateral and the Account Agreement for the benefit of Buyer (i) in a prudent and non-negligent manner and in accordance with the procedures it employs to administer Securities Accounts for its own benefit (as the same may be amended from time to time); (ii) in accordance with the terms of the related Account Agreements, the applicable Loan Documents and this Agreement; and (iii) in accordance with applicable law;

(iii) Buyer will cooperate with the Seller to transfer to the Buyer the coverage of the Surety Bond in respect of the Additional Collateral Loans;

(iv) Pursuant to the related Additional Collateral Servicing Agreement, the Additional Collateral Servicer shall use its best efforts to realize upon any related Additional Collateral for such of the Additional Collateral Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments; provided that the Seller shall not obtain title to any such Additional Collateral as a result of or in lieu of the disposition thereof or otherwise; and provided further that (i) the Additional Collateral Servicer shall not proceed with respect to such Additional Collateral in any manner that would impair the ability to recover against the related Mortgaged Property, and (ii) the Seller shall proceed with any acquisition of real-estate owned property in a manner that preserves the ability to apply the proceeds of such Additional Collateral against amounts owed under the defaulted Loan. Any proceeds realized from such Additional Collateral (other than amounts to be released to the Mortgagor or the related guarantor in accordance with procedures that the Seller would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Note and to the terms and conditions of any security agreement, guarantee agreement, mortgage or other agreement governing the disposition of the proceeds of such Additional Collateral) shall be remitted to the Buyer; provided, that such proceeds shall not be so deposited if the Required Surety Payment in respect of such Additional Collateral Loan has been otherwise paid to the Buyer (except to the extent of any such proceeds taken into account in calculating the amount of the Required Surety Payment).

(v) With respect to each Additional Collateral Loan sold to Buyer under this Agreement, the Seller, as Servicer, will assign, on the related Purchase Date, to the Buyer its security interest in and to any related Additional Collateral, all of its rights in each related Account Agreement, its right to receive amounts due or to become due in respect of any related Additional Collateral and its rights as beneficiary under the related Surety Bond in respect of any Additional Collateral Loans;

(vi) The Seller’s obligations to administer the Securities Accounts shall terminate upon termination of the related Account Agreement. Buyer acknowledges coverage under the terms and provisions of the related Surety Bond as to any particular Additional Collateral Loan shall terminate upon termination of the related Account Agreement; provided, however, that such termination shall not affect claims arising under this Agreement or the related Surety Bond prior to the date of termination of the related Account Agreement; and

(vii) If a Required Surety Payment is payable pursuant to the related Surety Bond with respect to any Additional Collateral Loan as determined by the Seller, as servicer, the Additional Collateral Servicer shall so notify the related Surety Bond Issuer promptly.  Seller shall cause the prompt completion of any necessary documentation relating to the related Surety Bond and shall cause the prompt submission of such documentation to the related Surety Bond Issuer as a claim for a required surety.  Buyer shall execute such documentation if requested by Seller.

44.	PERIODIC DUE DILIGENCE REVIEW

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Loans, for purposes of verifying compliance with Buyer’s valuation, underwriting, credit and compliance standards and the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to Seller (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of Seller and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Loans from Seller based solely upon the information provided by Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Loan.  Buyer may underwrite such Loans itself or engage a third party underwriter to perform such underwriting.  Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of Seller. In addition, Buyer has the right to perform continuing Due Diligence Reviews of Seller and its Affiliates, directors, and their respective Subsidiaries and the officers, employees and significant shareholders thereof.  Seller and Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 44 shall be paid by Seller.

45.	SET-OFF

In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller or any Affiliate of Seller.  Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer or its Affiliates to Seller or any of its Affiliates against all of Seller’s or any of its Affiliates obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between Seller  or any Affiliate of Seller and Buyer or any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency.  Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything contained within this Section 45, the terms of this Section 45 shall not apply to any of the Chesapeake Facilities.

46.	ENTIRE AGREEMENT

This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein.  No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PHH MORTGAGE CORPORATION, a New Jersey corporation, as Seller By: /s/ Mark E. Johnson Name: Mark E. Johnson Title: Vice President and Treasurer
Address for Notices: 3000 Leadenhall Road Mount Laurel, New Jersey 08054 Attention: Mark Johnson, Vice President and Treasurer Telephone: (856) 917-0183 Fax: (856) 917-0107

CITIGROUP GLOBAL MARKETS REALTY CORP., as Buyer and Agent, as applicable By: /s/ Perry J. DeFelice, Jr. Name: Perry J. DeFelice, Jr. Title: Authorized Signatory
Address for Notices: Citigroup Global Markets Realty Corp. 390 Greenwich Street New York, New York 10013 Attention: Bobbie Theivakumaran Telephone: (212) 723-6753 Fax: (212) 723-8604